Exhibit 3.1
Amended and Restated Certificate of Incorporation of
XETA TECHNOLOGIES, INC.
TO THE SECRETARY OF STATE OF OKLAHOMA:
We, the undersigned authorized officers of XETA Technologies, Inc., formerly XETA Corporation, a corporation organized under the laws of the State of Oklahoma upon filing its original Certificate of Incorporation with the Secretary of State on June 4, 1981, which Certificate was subsequently amended and restated on April 8, 1987, and further amended on July 30, 1999, April 17, 2000, June 27, 2000 and June 30, 2000, and further restated on April 30, 2004, do hereby amend and restate the Certificate of Incorporation in accordance with the provisions of Sections 1077 and 1080 of the Oklahoma General Corporation Act as follows:
Article I
The name of the Corporation is:
XETA Technologies, Inc.
Article II
The address of the Corporation’s registered office in the State of Oklahoma is 1833 South Morgan Road, Oklahoma City, County of Oklahoma, Oklahoma 73128, and the name of the Corporation’s registered agent at such address is The Corporation Company.
Article III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Oklahoma General Corporation Act.
Article IV
The total number of shares of stock which the Corporation is authorized to issue is 1,000. All shares shall be Common Stock, par value $0.001 per share and are to be of one class.
Article V
The duration of the Corporation is perpetual.
Article VI
Unless and except to the extent that the bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.

Article VII
To the fullest extent permitted by law, no present or former director of the Corporation shall be personally liable to the Corporation or to its shareholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.
Article VIII
(a) The Corporation shall indemnify and hold harmless, to the fullest extent permitted by law as it presently exists or may hereafter be amended, each present and former director, officer, employee, fiduciary and agent of the Corporation and each of its subsidiaries (each such person, a “Covered Person”) against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the Covered Person in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as a director, officer, employee, fiduciary or agent of the Corporation, or while serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans (a “Proceeding”) and shall pay any expenses in advance of the final disposition of any such Proceeding to each Covered Person to the fullest extent permitted by law, upon receipt from the Covered Person to whom expenses are advanced of an undertaking to repay such advances as required by law. Notwithstanding the preceding sentence, except for advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation.
(b) The rights conferred on any Covered Person by this Article VIII shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaws, agreement, vote of shareholders or disinterested directors or otherwise.
(c) The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity with respect to any Proceeding shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, limited liability company, joint venture, trust, enterprise or non-profit entity with respect to such Proceeding.
(d) Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

(e) This Article VIII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.
IN WITNESS WHEREOF, the undersigned Corporation has caused this Amended and Restated Certificate of Incorporation to be executed in its name by its President, and attested by its Secretary this 31st day of May, 2011.
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IN WITNESS WHEREOF, XETA Technologies, Inc. has caused this Certificate to be signed by its authorized officer as of the date first written above.

XETA TECHNOLOGIES, INC.
/s/ Greg D. Forrest
By: Greg D. Forrest
Title:	Chief Executive Officer and President

ATTEST:

/s/ Robert B. Wagner
By: Robert B. Wagner
Title:	Secretary